UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )*

Vaccinogen, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

918641101

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 918641101

1.	Name of Reporting Persons MPM BioVentures III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 134,452
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 134,452
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 134,452
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.4%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 918641101

1.	Name of Reporting Persons MPM BioVentures III-QP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 2,020,872
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 2,020,872
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,020,872
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 5.4%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 918641101

1.	Name of Reporting Persons MPM BioVentures III GmbH & Co. Beteiligungs KG
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 169,503
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 169,503
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 169,503
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.5%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 918641101

1.	Name of Reporting Persons MPM BioVentures III Parallel Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 61,121
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 61,121
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 61,121
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.2%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 918641101

1.	Name of Reporting Persons MPM Asset Management Investors 2003 BVIII LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 39,970
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 39,970
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,970
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 918641101

1.	Name of Reporting Persons MPM BioVentures III GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,385,948*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,385,948*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,385,948*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.4%
12.	Type of Reporting Person (See Instructions) PN

*	The shares are held as follows: 2,020,872 by MPM BioVentures III-QP, L.P. (“BV III QP”), 134,452 by MPM BioVentures III, L.P. (“BV III”), 61,121 by MPM BioVentures III Parallel Fund, L.P. (“BV Parallel”) and 169,503 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”). The Reporting Person is the direct general partner of BV III QP, BV III, BV Parallel and BV KG.

CUSIP No. 918641101

1.	Name of Reporting Persons MPM BioVentures III LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,385,948*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,385,948*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,385,948*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.4%
12.	Type of Reporting Person (See Instructions) OO

*	The shares are held as follows: 2,020,872 by BV III QP, 134,452 by BV III, 61,121 by BV Parallel and 169,503 by BV KG. The Reporting Person is the indirect general partner of BV III QP, BV III, BV Parallel and BV KG.

CUSIP No. 918641101

1.	Name of Reporting Persons Luke Evnin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,425,918*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,425,918*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,425,918*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.5%
12.	Type of Reporting Person (See Instructions) IN

*	Includes the following shares: 2,020,872 by BV III QP, 134,452 by BV III, 39,970 by MPM Asset Management Investors 2003 BVIII LLC (“AM 2003”), 61,121 by BV Parallel and 169,503 by BV KG. MPM BioVentures III GP, L.P. (“MPM III GP”) and MPM BioVentures III LLC (“MPM III LLC”) are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

CUSIP No. 918641101

1.	Name of Reporting Persons Ansbert Gadicke
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,425,918*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,425,918*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,425,918*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.5%
12.	Type of Reporting Person (See Instructions) IN

*	Includes the following shares: 2,020,872 by BV III QP, 134,452 by BV III, 39,970 by AM 2003, 61,121 by BV Parallel and 169,503 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

CUSIP No. 918641101

1.	Name of Reporting Persons Nicholas Galakatos
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,425,918*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,425,918*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,425,918*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.5%
12.	Type of Reporting Person (See Instructions) IN

*	Includes the following shares: 2,020,872 by BV III QP, 134,452 by BV III, 39,970 by AM 2003, 61,121 by BV Parallel and 169,503 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

CUSIP No. 918641101

1.	Name of Reporting Persons Kurt Wheeler
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,425,918*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,425,918*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,425,918*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.5%
12.	Type of Reporting Person (See Instructions) IN

*	Includes the following shares: 2,020,872 by BV III QP, 134,452 by BV III, 39,970 by AM 2003, 61,121 by BV Parallel and 169,503 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

CUSIP No. 918641101

1.	Name of Reporting Persons Nicholas Simon III
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,425,918*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,425,918*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,425,918*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.5%
12.	Type of Reporting Person (See Instructions) IN

*	Includes the following shares: 2,020,872 by BV III QP, 134,452 by BV III, 39,970 by AM 2003, 61,121 by BV Parallel and 169,503 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

CUSIP No. 918641101

1.	Name of Reporting Persons Dennis Henner
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,425,918*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,425,918*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,425,918*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.5%
12.	Type of Reporting Person (See Instructions) IN

*	Includes the following shares: 2,020,872 by BV III QP, 134,452 by BV III, 39,970 by AM 2003, 61,121 by BV Parallel and 169,503 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

Item 1.

(a)	Name of Issuer

Vaccinogen, Inc.

(b)	Address of Issuer’s Principal Executive Offices

949 Fell Street

Baltimore, MD 21231

Item 2.

(a)	Name of Person Filing

MPM BioVentures III, LP

MPM BioVentures III-QP, L.P.

MPM BioVentures III Parallel Fund, L.P.

MPM BioVentures III GmbH & Co. Beteiligungs KG

MPM Asset Management Investors 2003 BVIII LLC

MPM BioVentures III GP, L.P.

MPM BioVentures III LLC

Luke Evnin

Ansbert Gadicke

Nicholas Galakatos

Kurt Wheeler

Nicholas Simon III

Dennis Henner

(b)	Address of Principal Business Office or, if none, Residence

c/o MPM Capital LLC

450 Kendall Street

Cambridge, MA 02142

(c)	Citizenship

All entities were organized in Delaware except MPM BioVentures III GmbH & Co. Beteiligungs KG, which was organized in Germany. The individuals are all United States citizens.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

918641101

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not	applicable

Item 4.	Ownership

MPM Entity	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class
BV III QP	2,020,872	2,020,872	0	2,020,872	0	2,020,872	5.4%
BV III	124,452	124,452	0	124,452	0	124,452	0.4%
AM 2003	39,970	39,970	0	39,970	0	39,970	0.1%
BV Parallel	61,121	61,121	0	61,121	0	61,121	0.2%
BV KG	169,503	169,503	0	169,503	0	169,503	0.5%
MPM III GP(1)	0	0	2,385,948	0	2,385,948	2,385,948	6.4%
MPM III LLC(1)	0	0	2,385,948	0	2,385,948	2,385,948	6.4%
Luke Evnin(2)	0	0	2,425,918	0	2,425,918	2,425,918	6.5%
Ansbert Gadicke(2)	0	0	2,425,918	0	2,425,918	2,425,918	6.5%
Nicholas Galakatos(2)	0	0	2,425,918	0	2,425,918	2,425,918	6.5%
Michael Steinmetz(2)	0	0	2,425,918	0	2,425,918	2,425,918	6.5%
Kurt Wheeler(2)	0	0	2,425,918	0	2,425,918	2,425,918	6.5%
Nicholas Simon III(2)	0	0	2,425,918	0	2,425,918	2,425,918	6.5%
Dennis Henner(2)	0	0	2,425,918		2,425,918	2,425,918	6.5%

(1)	Includes the following shares: 2,020,872 by BV III QP, 134,452 by BV III, 61,121 by BV Parallel and 169,503 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and, BV KG.
(2)	Includes the following shares: 2,020,872 by BV III QP, 134,452 by BV III, 39,970 by AM 2003, 61,121 by BV Parallel and 169,503 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not	Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not	Applicable

Item 8.	Identification and Classification of Members of the Group

Not	Applicable

Item 9.	Notice of Dissolution of a Group

Not	Applicable

Item 10.	Certification

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2017

MPM BIOVENTURES III, L.P.

By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Series A Member

MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.

By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Series A Member

MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P.,
in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2003 BVIII LLC

By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Manager

MPM BIOVENTURES III GP, L.P.

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Series A Member

MPM BIOVENTURES III LLC

By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Series A Member

By:	/s/ Luke Evnin
Name: Luke Evnin

By:	/s/ Ansbert Gadicke
Name: Ansbert Gadicke

By:	/s/ Nicholas Galakatos
Name: Nicholas Galakatos

By:	/s/ Dennis Henner
Name: Dennis Henner

By:	/s/ Kurt Wheeler	By:	/s/ Nicholas Simon III
	Name: Kurt Wheeler		Name: Nicholas Simon III

EXHIBITS

A:	Joint Filing Agreement